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                                                                   Exhibit 15(E)


                             THE CHAPMAN FUNDS, INC.
                           DEM MULTI-MANAGER BOND FUND

                                 RULE 18F-3 PLAN


                  Rule 18f-3 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the Board of an investment company desiring to offer multiple classes pursuant to the Rule adopt a plan setting forth the separate arrangement and expense allocation of each class (a "Class"), and any related conversion features or exchange privileges. The differences in distribution arrangements and expenses among these classes of shares, and the exchange features of each class, are set forth below in this Plan, which is subject to change, to the extent permitted by law and by the governing documents of the fund listed above (the "Fund"), by action of the Board of Directors.

                  The Board of Directors, including a majority of the non-interested Directors, has determined that the following Plan is in the best interests of each class individually and the Fund as a whole:

                  1. Class Designation: Fund shares shall be divided into Investor Shares ("Investor Shares") and Institutional Shares ("Institutional Shares").

                  2. Differences in Services: Distribution and support services will be provided by The Chapman Co. (the "Distributor"), financial institutions or retirement plans to customers and plan participants who beneficially own Institutional Shares. Distribution and support services will be provided by the Distributor and /or other broker-dealers in connection with the Investor Shares.

                  3. Differences in Distribution Arrangements: Investor Shares are sold to the general public and specified minimum initial and subsequent purchase amounts are applicable. Investor Shares may be charged a stockholder service fee (the "Stockholder Service Fee") payable at an annual rate of up to
 .25%, and a distribution fee (the "Distribution Service Fee") payable at an annual rate of up to .50% of the average daily net assets attributable to Investor Shares pursuant to a distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act ("Distribution Plan"). Payments will be made out of the assets of the Fund attributable to Investor Shares directly to the Distributor. The Distributor may reallow all or a portion of its Stockholder Service Fee and/or Distribution Service Fee to other broker-dealers for providing distribution, administrative, accounting and/or other services with respect to Investor Shares.

                  Institutional Shares may be sold to certain institutions including but not limited to retirement plans, broker-dealers, depository institutions, and other financial intermediaries ("Institutions") whose clients or customers (or participants in the case of retirement plans) ("Customers") become owners of Institutional Shares and specified


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minimum initial and subsequent purchase amounts may be applicable. Institutional
Shares will be charged a combined Stockholder Service and Distribution Service Fee payable at an annual rate of up to .25% of the average daily net assets attributable to Institutional Shares pursuant to a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act. Payments will be made out of the assets of the Fund attributable to Institutional Shares directly to the Distributor. The Distributor may reallow all or a portion of the combined Stockholder Service Fee and/or Distribution Service Fee to Institutions for providing distribution, administrative, accounting and/or other services with respect to Institutional Shares. The Distributor or an Institution may use a portion of the fees paid pursuant to the Plan to compensate the Fund's custodian or transfer agent or other service providers for costs related to accounts of customers of the Institution that holds Institutional Shares.

                  4. Expense Allocation. The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis: (a) fees under the Distribution Plans, as applicable; (b) printing and postage expenses related to preparing and distributing materials, such as stockholder reports, prospectuses and proxies, to current stockholders of a specific Class; (c) Securities and Exchange Commission and Blue Sky registration fees incurred by a specific Class; (d) the expense of administrative personnel and services required to support the stockholders of a specific Class; (e) auditors' fees, litigation or other legal expenses relating solely to a specific Class; (f) transfer agent fees identified by the Fund's transfer agent as being attributable to a specific Class; (g) expenses incurred in connection with stockholders' meetings as a result of issues relating to a specific Class; and
(h) accounting expenses relating solely to a specific Class.

                     The distribution, administrative and stockholder servicing fees and other expenses listed above which are attributable to a particular Class are charged directly to the net assets of the Fund attributable to a particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class.

                  5. Allocation of Fund Income, Capital Gains and Expenses. Income, realized and unrealized capital gains and losses, and expenses of the Fund not allocated to a particular Class pursuant to paragraph 4 above, shall be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of the Fund.

                  6. Conversion Features. No Class shall be subject to any automatic conversion feature.

                  7. Exchange Privileges. Shares of a Class shall be exchangeable into shares of certain other investment companies specified from time to time.

                  8. Additional Information. This Plan is qualified by and subject to the terms of the then current prospectus for the applicable Class; PROVIDED, HOWEVER, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of


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the Classes contained in this Plan. The prospectus for each Class contains additional information about that Class and the applicable Fund's multiple class structure.

                  IN WITNESS WHEREOF, the Fund has executed this Plan as of the 11th day of February, 1998.

                                          THE CHAPMAN FUNDS, INC.



                                          By: /s/ NATHAN A. CHAPMAN, JR.
                                              --------------------------
                                          Name:    Nathan A. Chapman, Jr.
                                          Title:   President



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